UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2020

_______________________________

WESTAMERICA BANCORPORATION

(Exact name of registrant as specified in its charter)

_______________________________

California	001-09383	94-2156203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1108 Fifth Avenue

San Rafael, California 94901

(Address of Principal Executive Offices) (Zip Code)

(707) 863-6000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WABC	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company,indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On April 16, 2020, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events.

The Covid-19 Coronavirus Pandemic Will Have an Uncertain Impact on the Company's Financial Condition and Results of Operations

The Covid-19 coronavirus pandemic caused escalating infections in the United States beginning in the first quarter of 2020 and may continue for some time. The spread of the outbreak has disrupted the United States economy and is likely to disrupt banking and other financial activity in the market areas in which the Company and its banking subsidiary, Westamerica Bank (the "Bank") do business.  Regions and states of the United States of America have implemented varying degrees of "stay at home" directives in an effort to prevent the spread of the virus. On March 19, 2020, the Governor of the State of California ordered all individuals living in the State of California to stay within their residence to prevent the spread of the novel coronavirus and many businesses have suspended or reduced business activities. The California "stay at home" directive excludes essential businesses, including banks, and the Bank remains open and fully operational. These "stay at home" directives have, however, significantly reduced economic activity in the United States and the State of California. California-based initial claims for unemployment have risen considerably since March of 2020.

The Bank's deposits are exclusively sourced within California and its loans are primarily to borrowers domiciled within California. Demand for the Bank's products and services, such as loans and deposits, could be affected as a result of the decline in economic activity within the state.

The Bank's investment portfolio contains bonds for which the source of repayment is domestic mortgage repayments, domestic municipalities throughout the United States, and domestic and global corporations. The value of the Bank's investment portfolio may decline.

In response to the pandemic, the Federal Reserve has engaged significant levels of monetary policy to provide liquidity and credit facilities to the financial markets. On March 15, 2020, the Federal Open Market Committee ("FOMC") reduced the target range for the federal funds rate to 0 to 0.25 percent; relatedly, the FOMC reduced the interest rate paid on required and excess reserve balances to 0.10 percent effective March 16, 2020, all of which may negatively impact net interest income. The Bank maintains required and excess reserve balances at the Federal Reserve Bank; the amount that earns interest is identified in the Company's financial statements as "interest-bearing cash".

In response to the pandemic, the United States federal government enacted the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") on March 27, 2020. The CARES Act will provide an estimated $2 trillion in fiscal stimulus to the United States economy.

The extent of the spread of the coronavirus, its ultimate containment and its effects on the economy and the Company are uncertain at this time. The effectiveness of the Federal Reserve Bank's monetary policies and the federal government's fiscal policies in stimulating the United States economy is uncertain at this time.

Management expects the Company's net interest income and non-interest income to decline and credit-related losses to increase for an uncertain period given the decline in economic activity occurring due to the coronavirus. The amount of impact on the Company's financial results is uncertain.

In addition, the Company's future success and profitability substantially depends upon the skills and experience of its executive officers and directors, many of whom have held positions with the Company for many years. The unanticipated loss or unavailability of key employees due to the outbreak could adversely affect the Company's ability to operate its business or execute its business strategy.

Any one or a combination of the factors identified above, or other factors, could materially adversely affect impact the Company's business, financial condition, results of operations and prospects.

The Recent Decline in Oil Prices Could Have an Impact on the Company's Financial Condition and Results of Operations

Oil prices have declined considerably in the first quarter of 2020. The decline in oil prices could negatively affect the financial results of industrial sector-based and energy sector-based corporate issuers of corporate bonds owned by the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Press release dated April 16, 2020

Exhibit 104. Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAMERICA BANCORPORATION

Date: April 16, 2020	By:	/s/ Jesse Leavitt
Jesse Leavitt
Senior Vice President and Chief Financial Officer